Exhibit 10.11
[***] – CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN EXCLUDED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

J. ALEXANDER M. DOUGLAS, JR. EXECUTIVE VICE PRESIDENT & GROUP PRESIDENT, COCA-COLA NORTH AMERICA	P. O. BOX 1734 ATLANTA, GA 30301 404 676-4421 FAX 404-598-4421
October 30, 2015

Coca-Cola Bottling Co. Consolidated
4100 Coca-Cola Plaza
Charlotte, NC 28211
Coca-Cola Bottling Company United, Inc.
4600 East Lake Blvd.
Birmingham, AL 35217
Coca-Cola Refreshments USA, Inc.
1 Coca-Cola Plaza
Atlanta, GA 30313
Swire Pacific Holdings Inc. D/B/A Swire Coca-Cola USA
12634 South 265 West
Draper, UT 84020
Re: Governance of the Coca-Cola National Product Supply System for the United States (the “NPS System”)
The Coca-Cola Company (“TCCC”) and the Regional Producing Bottlers (as such term is defined in the Regional Manufacturing Agreement, which is described below) whose signatures appear below (each an “RPB”) have developed governance processes and principles for the NPS System, as more particularly described in the National Product Supply System Governance Charter and the Attachment(s) thereto (the “NPSG Governance Charter”), a copy of which is attached hereto and incorporated herein as Schedule 1. This letter agreement confirms TCCC’s and each RPB’s mutual agreement to operate in accordance with, and abide by, the NPS System governance processes and principles outlined in Schedule 1.

This letter agreement and the attached Schedule 1 (this “Agreement”) shall be effective as of January 1, 2016, and shall continue in effect until the dissolution of the National Product Supply Group (“NPSG”) pursuant to the terms of the NPSG Governance Charter or as provided below. This Agreement shall terminate and be of no further force and effect with respect to an individual RPB if such RPB is no longer authorized to produce beverages marketed or sold under trademarks owned by TCCC (or its affiliates). The Production LOI executed by TCCC and each RPB contemplates that each RPB will execute a Regional Manufacturing Agreement, by and between TCCC and each RPB (as may be amended, restated or otherwise modified from time to time, the “RMA”). This Agreement further confirms TCCC’s and each RPB’s mutual commitment, from and after the date hereof, to execute such other documents and arrangements as may be reasonably necessary or appropriate in connection with the implementation and operation of the Coca-Cola National Product Supply System Governance Board (the “NPSG Board”).
The parties further agree that the content of this Agreement constitute binding legal commitments on the part of CCNA and each RPB whose signature appears below, and that a failure to comply in any material respect with the terms hereof shall constitute a breach of the RMA, entitling the respective parties to the rights and remedies contained in the RMA. Notwithstanding the foregoing or anything else contained in this letter or the NPSG Governance Charter, the NPSG Board cannot compel any RPB to take any action, or omit to take any action, which would violate applicable law or constitute a breach of any of its (or any of its affiliates’) agreements with TCCC or any of its subsidiaries, including without limitation the RMA.
If you are in agreement with the foregoing, please countersign this Agreement in the space provided below.
[Signature Page Follows]

2

Sincerely yours,
THE COCA-COLA COMPANY

By:	/s/ Christopher P. Nolan
Name:	Christopher P. Nolan
Title:	Vice President
Acknowledged and Agreed:
COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ Umesh Kasbekar
Name:	Umesh Kasbekar
Title:	Senior Vice President, Planning and
Administration
COCA-COLA BOTTLING COMPANY UNITED, INC.

By:	/s/ Claude B. Nielsen
Name:	Claude B. Nielsen
Title:	Chairman and Chief Executive Officer

COCA-COLA REFRESHMENTS USA, INC.

By:	/s/ Theodore Ghiz
Name:	Theodore Ghiz
Title:	Assistant Treasurer

SWIRE PACIFIC HOLDINGS INC. d/b/a SWIRE COCA-COLA USA

By:	/s/ Jack Pelo
Name:	Jack Pelo
Title:	Vice President

Schedule 1
National Product Supply System:
NPSG Governance Charter

Charter Provision	Detailed Description

Mission of the National Product Supply System; Guiding Principles
As part of the “Next Phase” transactions (as that term is defined in the Letter of Intent entered into between CCNA and each of the RPBs in April or May, 2015, as applicable) to implement the 21st Century Beverage Model, certain Bottlers who anticipate becoming Regional Producing Bottlers or RPBs, as that term is defined in the form of Regional Manufacturing Agreement (“RMA”) expected to be entered into by the parties, have agreed to implement a National Product Supply System (“NPSS”) that will be governed in accordance with the provisions of this NPSG Governance Charter (the “Charter”). These activities will include the formation of a National Product Supply Group (“NPSG”) and an NPSG Board (the “Board”) that will direct and oversee the activities of NPSG, as described below.

The mission of the NPSS is to operate the United States product supply system for concentrate-based, cold-fill manufactured beverages for Coca-Cola Bottlers in order to:

• Achieve the lowest optimal delivered cost for this portion of our value chain

• Invest to build sustainable capability and competitive advantage

• Prioritize quality, service and innovation as needed in order to successfully meet our customer and consumer requirements

• Enable profitable growth for the entire System in alignment with the Coca-Cola System 2020 Vision

The RPBs and TCCC, through its operating division Coca-Cola North America (hereinafter “CCNA”) have agreed on certain guiding principles in order to achieve this mission. NPSS participants will recognize the needs and unique roles played by all members, as follows:

(1) CCNA, as trademark owner and supplier of proprietary concentrates that authorizes all production and distribution for the Coca-Cola System through separate agreements with each U.S. Coca-Cola Bottler, will lead on issues of Coca-Cola System-wide importance and will represent all non-producing bottlers and other non-RPBs on System-wide manufacturing and related issues;

(2) RPBs will operate their own RPB assets in accordance with production rights accorded to them by CCNA pursuant to each RPB’s RMA (and, if applicable, other agreements with CCNA) and we will drive System-wide optimization efforts consistent with the directives of the NPSG Board, with the intent that the RPBs receive a fair and reasonable return on their individual investments in production assets; and

(3) NPSG will operate as a resource to CCNA and all RPBs and will identify and recommend System-wide opportunities while acting under the direction and oversight of the NPSG Board, as described in more detail below;

The parties will implement an NPSS governance model that:

(1) promotes collaboration, recognizes the commitment to operate as an optimized and competitive NPS System, and delivers a mechanism to invest in and capture System savings, including savings from infrastructure projects; and

(2) respects independence as required for RPBs to operate effectively within their own RPB territories.

• The NPSS will operate on common standards, including data standards, that facilitate cross-RPB communications and ensure consistent, high quality customer service; and

• The parties will share information in a transparent manner (subject to applicable legal requirements) to enable optimal operating decisions.

(As discussed in this Charter, (1) “cold fill” means the process of manufacturing beverages in which the product is chilled, or equal to or less than ambient temperature, at time of filling and packaging; (2) “hot fill” means either (a) aseptic manufacture, or (b) the process of manufacturing beverages in which the product is heated and filled at a high temperature to sterilize the product and container; and (3) “syrup” means the manufacture of concentrated beverages, such as fountain syrup, in non-consumer packages.)

Notwithstanding anything else contained in this Charter, the NPSG Board cannot compel any RPB to take any action, or omit to take any action, which would violate applicable law or constitute a breach of any of its (or any of its affiliates’) agreements with The Coca-Cola Company or any of its subsidiaries.

Regional Producing Bottlers; NPSG Members	The initial NPSG members are the initial RPBs and CCNA. The initial RPBs are Coca-Cola Refreshments USA, Inc. (“CCR”), CCBC Consolidated, CCBC United and Swire USA. Additional RPBs may be designated in the future by CCNA, provided that no initial RPB shall be required to transfer any of their then-existing rights to manufacture to any such additional RPB.

Regional Producing Bottlers; NPSG Members
National Product Supply Group	Effective January 1, 2016, NPSG will be formed as a national product supply system organization to support all RPBs by maximizing System production efficiencies and market opportunities in order to strengthen the competitiveness of the Coca-Cola System in the U.S. beverage marketplace through: (1) System strategic infrastructure investment and divestment planning; (2) network optimization of all plant to distribution center sourcing (subject to Attachment 1-A); and (3) new product/packaging infrastructure planning. All RPB-owned cold fill manufacturing plants (both legacy and later acquired) will be subject to NPSG governance at the time of establishing NPSG on January 1, 2016. Any manufacturing plants owned by entities other than RPBs (such as cooperatives or similar organizations) which are managed by an RPB or in which an RPB participates will not be subject to NPSG governance.

The parties anticipate that NPSG will initially be housed within CCNA (until such time as the NPSG Board may decide to create a separate NPSG legal entity as described below). NPSG management will be led by a CEO or equivalent who will be appointed by the NPSG Board. The initial appointment of the CEO must be by unanimous vote of the Board, and the appointment of any successor CEO will be by super-majority [***] vote of the Board. It is currently anticipated that NPSG will be staffed by supply chain professionals and support staff who may be selected from RPBs and CCNA (subject to each employer’s individual consent). Initially such professionals and support staff will be employed by CCNA or loaned to CCNA by an RPB as described in more detail below. All direct reports to the NPSG CEO will be appointed by the NPSG Board as provided below. Any employees of CCNA appointed to NPSG (including the CEO and his or her direct reports), will be subject to the provisions below regarding their ongoing employment by CCNA.

The costs of NPSG will be funded by CCNA and the RPBs, shared as follows :

- [***] funded by CCNA

- [***] funded by the RPBs, [***].

[***].

NPSG Board:

Overall Authority and Relationship to CEO and Senior Management Team
Effective January 1, 2016, overall management authority for the activities, business and affairs of NPSG will be vested in the Board. Until such time as a separate NPSG entity is formed, the Board will engage individuals who are employees of CCNA or other RPBs to act as a professional management team (including a CEO or equivalent) for NPSG. The Board will (1) specify the duties and scope of engagement of such individuals with NPSG and the amounts payable by NPSG to CCNA or such other RPBs for such engagement; (2) have the authority to select, place and remove, the CEO and other NPSG professional management team members who directly report to the CEO from their engagement with NPSG (but not from their employment with CCNA or other RPB); and (3) have decision making authority with respect to the overall management of NPSG, including without limitation approving NPSG annual and strategic business plans and NPSG operating and capital budgets. The Board will delegate to the CEO and management team sufficient authority to conduct the day-to-day operations of NPSG, subject to the ongoing authority of the Board with respect to the overall activities of NPSG as described above.

Notwithstanding the foregoing, the parties recognize that (until such time as the NPSG Board may decide to create a separate NPSG legal entity as described below) the CEO and members of NPSG management will be employees of CCNA. As such, their ongoing employment terms and conditions (including without limitation the right to hire and fire as employees of CCNA and to set their overall compensation with CCNA) will reside with CCNA; provided, however, the terms of their engagement by NPSG (including compensation allocated to NPSG, and scope of their services to NPSG and the ongoing performance evaluations of such individuals for their service to NPSG) shall be subject to the authority and control of the NPSG Board to the fullest extent allowed by law.

It is anticipated that the System Leadership Governance Board (“SLGB”) will have an advisory relationship to NPSG and its Board (i.e., NPSG, its management team and/or the NPSG Board members would report major NPSG system developments, activities and plans to the SLGB on a regular basis). SLGB will have no decision rights or authority over NPSG or its Board.

Board Membership
Initial 5-Member Board. The Board will initially consist of five (5) voting members comprised as follows: CCNA and each of the initial RPBs (CCR, CCBC Consolidated, CCBC United and Swire USA). Each initial NPSG member will appoint in writing one of its senior representatives to the Board, along with one alternate senior representative who is entitled to attend and vote at Board meetings.

Expanded Board. The parties anticipate that over time the Board may expand from this initial 5-member size to a maximum size of [***] voting members as other Coca-Cola bottlers become RPBs and join the NPSG. [***].

Matters Subject to Voting by the Board	Each member of the NPSG Board will have one (1) vote. The Board will vote and will direct and oversee the actions of NPSG, its CEO and management team, including without limitation, as follows:

a) (1) System strategic infrastructure investment and divestment planning; (2) network optimization of all plant to distribution center sourcing (subject to Attachment 1-A); and (3) new product/packaging infrastructure planning. These processes and plans will be based on achieving lowest optimal system delivered cost per case at service levels that are agreed upon by the Board;
b) Selection of the NPSG CEO and his or her direct reports and evaluating their performance; and
c) Approval of the NPSG strategic and annual business plans and operating and capital budgets.

All votes of the Board with respect to matters within the scope of NPSG authority are final and binding on all members. Subject to the provisions herein, it is therefore agreed that a vote by the Board that requires a party to take certain actions with regard to cold fill manufacturing and related product supply (including without limitation a capital investment, divestment, decommissioning of a line or facility, addition of a new product line, etc.) will be final and binding on that party. All cold fill manufacturing plants owned by an RPB will be subject to binding governance by the Board on January 1, 2016, with the initial focus of governance decisions being to review and approve [***] plans. Any manufacturing plants owned by entities other than RPBs (such as cooperatives or similar organizations) which are managed by an RPB, or in which an RPB participates, will not be subject to NPSG governance unless otherwise mutually agreed by the NPSG Board and such other entities.

A more detailed description of the scope of the authority of the Board to make decisions and of the related voting requirements is attached as Attachment 1.

In addition to the matters subject to Board vote as described above, each RPB may also, at its discretion, advise NPSG’s CEO and management team on a wide range of business issues applicable to the NPSS (e.g., major NPS system developments, activities and plans that are not subject to Board vote as described above). The NPSG CEO and management team will regularly report to the Board NPSG’s work and its performance under the strategic and annual plans and other applicable metrics established or approved by the Board. The NPSG CEO and management team will actively seek input from, and will work collaboratively with, each RPB in exercising the decision rights granted to it by the Board.

Designation of Board Representative	CCNA and each RPB will designate in writing one of its senior executives, preferably its Chief Product Supply or Chief Supply Chain Officer, to participate on the Board. This designation will be made in writing to the

Board chair at least 30 days in advance of each calendar year, provided the failure by any such entity to provide such designation shall mean that the person previously designated by such entity will continue to serve on the Board. Attendance by the designated representative will normally be in person, although telephonic or video participation may be allowed at the discretion of the chair. CCNA and each RPB shall also designate in writing an alternate representative to attend and vote on behalf of their respective designated Board representative in the event that the primary representative is unable to attend a particular meeting due to extraordinary circumstances. Any vacancy in membership will be filled promptly, prior to the next regularly scheduled meeting.
Voting; Extraordinary Matters
Normal business within the scope of NPSG’s authority that is considered by the Board will be decided by a “super-majority” [***] vote of the members, subject to the exceptions described below. All Board members must be present (in person or by teleconference, videoconference or other similar method) for any vote to take place. Normal business includes NPSG strategic and tactical decisions described in Attachment 1 to this Charter (which Attachment also includes a more detailed description of the Board voting requirements and RPB decisions that are not subject to Board vote, and the role of CCNA in NPSG governance activities), but the Board’s authority does not include any decisions described in Attachment 1 to this Charter that are reserved to be made solely by an RPB. Exceptions to the super-majority voting requirement described above in the case of extraordinary matters are:

(1) [***];

(2) [***];

(3) any vote to approve a capital project which requires an individual RPB to invest or divest capital and capital assets greater than $[***] for the particular project including a write-off of de-commissioned assets (a “Covered Capital Project”) will require a super-majority [***] vote plus an affirmative vote from the RPB being required to invest in, divest, or write off such capital (as used herein, the term Covered Capital Project will mean all components or sub-work streams of a capital project, when viewed as a unitary whole);

(4) any vote to approve a capital project which, when taken together with any Covered Capital Project and other capital expenditures made or planned to be made in a given fiscal year, would require an individual RPB to invest or divest capital and capital assets more than [***]; (an “Aggregate Threshold Capital Project”), will require a supermajority [***] vote plus an affirmative vote from the RPB being required to invest in such capital;

(5) [***];

(6) [***]; and

(7) [***].

Frequency of Meetings	The Board will meet on a monthly basis, or such other basis as it may determine in its discretion from time to time. Meetings will normally be held in person, but telephonic or video conference meetings may be held from time to time if necessary in the Board chair’s discretion.

Action without a Meeting	Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing or electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board.

Meeting Protocols	The Board will function like the board of directors of a corporation, provided all fiduciary duties that members of the Board might otherwise owe to NPSG and its members are hereby waived and eliminated to the maximum extent permitted by applicable law. At its first meeting, the Board members will designate a member to serve as Board chair. CCNA and NPSG staff and RPB employees may, upon the approval of the Board, be utilized by the chair to prepare for and facilitate Board meetings.

Form of Organization; Life of Organization	NPSG will initially be organized as an unincorporated association requiring RPBs and CCNA to comply with Board decisions as provided for under the NPSG Governance Agreement and this Charter. CCNA and the RPBs do not intend to create a general partnership, and neither NPSG nor any member may act on behalf of any other member. NPSG shall continue as initially constituted or as a new legal entity (if approved with the required vote described below) until otherwise dissolved or disbanded by the super-majority vote of its members, including CCNA’s affirmative vote.

Other Matters:

Creation of New NPS Legal Entity
The Board may separately decide, at a future date (but no sooner than [***]), to form a separate legal entity to carry out the functions performed by NPSG. [***]. The details regarding this entity, including its legal structure, finances, governance, etc., will be agreed by the Board at the time of the formation of the separate entity.

Role of CCNA
As described above and as reflected in Attachment 1, CCNA will be a member of the Board with voting and decision-making rights as described in this Charter. As described above, CCNA will also house NPSG as a separate organization within CCNA and will employ its management team and staff, until such time as the Board otherwise agrees or a new legal entity is formed as described above. Among its roles, and in order to ensure compliance with laws (including antitrust laws), to increase the competitiveness of the Coca-Cola System, and as consistent with the rights it has retained under the Regional Manufacturing Agreement, CCNA will, depending upon which sales are involved, set the prices (or set certain elements of the pricing formula) for the finished CCNA products produced by RPBs and sold to Coca-Cola Bottlers in the United States, in a manner that provides [***].

In addition, the CCNA production lines for cold-fill water and cold-fill Glaceau products currently managed by CCR will be subject to governance under NPSG.

CCNA will continue to own and manage the hot fill lines in CCR cold fill plants. A co-packing agreement on mutually agreed terms and conditions will be developed with each RPB operating hot fill lines in a cold fill plant. CCNA will also continue to manage all CCNA hot fill, syrup and CCNA-procured product platforms (collectively, the “Other Platforms”), such that the Other Platforms, along with the cold fill platform, function as a regionally integrated product supply system. For clarity, CCNA will continue to independently manage the Other Platforms as described above in this paragraph, and may use the services provided by NPSG, but will not be subject to binding governance by the NPSG Board with respect to the Other Platforms.

Common IT Platform	The parties will continue to work together in good faith toward the implementation of a common information technology platform (i.e., the CONA manufacturing platform), subject to the following:

• all such work will be subject to the governance of the Business Process Technology Council or the new CONA IT services company;

• such platform will have capabilities that equal or exceed that of the Coca-Cola bottling system’s current platforms; and

• all such capabilities built into the platform will have an adequate and acceptable return on investment, as determined by the Business Process Technology Council or the new CONA IT services company.

Subject to the governance of the Business Process Technology Council or the new CONA IT services company, each RPB will be responsible for funding a portion of the design and development of such platform based on its end-state percentage of total production volume and the total cost related to deployment of the system in each one of its manufacturing plants.

Expenses	Expenses such as travel costs related to members’ attendance at meetings are the responsibility of each of the RPBs and CCNA, individually.

Confidentiality
Board activities and discussions will often involve exposure to highly confidential business information and data. The parties agree that any confidential information exchanged by any of the parties in connection with NPSG will be used solely for the purpose of implementing and operating the

NPSG as described herein and will be treated as confidential information under the most recent Comprehensive Beverage Agreement (“CBA”) executed by such party (or such party’s affiliates) and further agree that they will at all times abide by the confidentiality provisions of the CBA, which are incorporated herein by reference. Each RPB that provides any of its Proprietary Information (as defined in the applicable CBA) in connection with NPSG is an intended third-party beneficiary of such confidentiality provisions and will be entitled to enforce such provisions against any party that receives such information

.

Attachment 1
[***]

Attachment 1-A
RPB Decisions
Ongoing Plant Planning and Execution, including without limitation:
– Production Supply Operations, including without limitation:

•	Maintenance planning, execution, parts selection
•	Plant and line layout and design
•	Equipment selection and installation
•	All staffing-hiring/firing/Structures/Compensation
•	Holiday work plans
•	Technology Innovation
•	Alpha Mos, CC+I, & any plant-specific IT tools not part of CONA Manufacturing platform
•	Management Routines
•	Vendor selection
•	Pallet configuration
•	Dock times and capacities
•	Shipping/Receiving Days/Times
•	Syrup production methods-traditional blending vs stream blending (conti mix)
•	Individual Plant Capacity Definition
•	Line Speed Definitions
•	Innovation SKUs
•	Technology Innovation
•	Warehousing Capacity Management
– Employee Matters, including without limitation:

•	All staffing-hiring/firing/Structures/Compensation
•	Holiday work plans
•	Promotion and Development Structures
•	Work schedules
•	Shift Design
•	Job Descriptions and Accountabilities
•	Qualification Standards
•	Performance Management
•	Training
•	Collective bargaining

– Supplier Relationship Management, including without limitation

•	Raw Material Inventory Policies
•	Defective Production Materials Resolution
•	Raw Material Inventory Management
•	Indirect Materials Procurement
•	Communications to individual RPB’s plants
•	Capital Equipment Procurement
•	Management Routines
•	Lifecycle Decisions
• SKUs

• Machines
•	Inventory Strategies at Vendor
•	Raw Material movements between plants as needed
•	Forecasts to raw material suppliers
•	Raw material upcharge decisions (i.e. below min run upcharges)
•	Commercialization process in Plants
•	Inventory guidance to raw material suppliers (e.g. how much they hold on their floor)
•	Scrap & bill decisions for obsolete materials
•	Billing for obsolete materials
•	Sales of raw materials to other RPBs

– Product Supply Planning, including without limitation:

•	Forecasting
•	Detailed Production scheduling
•	Transportation Procurement
•	Transportation Planning and Execution
•	Inventory Policies
•	Inventory Deployment Strategies
•	SKUs produced by plant
•	Innovation SKUs
•	Mid Term Planning
• Capacities/Capabilities
•	Management Routines
•	Lifecycle Decisions
• SKUs
• Machines
•	Promotions Scheduling and Management
•	Pallet Quantity Definition
•	Pallet type
• Plastic vs wood pallets
• 40x48 vs 37x37
•	Shipping/Receiving Days/Times
•	Secondary and Tertiary packaging
• Shells vs shrink
•	Versioning
•	Sourcing Internal to RPB network (provided it does not affect another RPB’s production volume or any other Coca-Cola bottler’s access to optimal sourcing under the approved National Sourcing Plan)
•	Inventory Build Strategies
•	Warehousing Capacity Management
•	Short Term Planning
• Demand/Supply/Production
•	Order Management